Exhibit 3









                            Johnson & Johnson









                  Restated Certificate of Incorporation












             Filed with the Secretary of State of New Jersey
                             April 26, 1990
                                 Amended
                              May 20, 1992
                              May 21, 1996

                                                  Exhibit 3



RESTATED CERTIFICATE OF INCORPORATION OF
JOHNSON                         & JOHNSON




  Pursuant to Section 14A:9-5 of the New Jersey Business
  Corporation Act, Johnson & Johnson restates, and integrates its Certificate of Incorporation, as heretofore amended and restated, to read as follows.

     FIRST : The name of the Corporation is "Johnson & Johnson".


     SECOND : The address of the Corporation's registered office is One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933.

     The name of the Corporation's registered agent at such address is J. T. Woodward III.


     THIRD : The purpose for which the Corporation is organized is:
          To engage in any activity within the purposes for which corporations may be organized under the New Jersey Business
Corporation Act.


     FOURTH : The aggregate number of shares of all classes of stock which the Corporation has authority to issue is Two Billion One Hundred Sixty Two Million (2,162,000,000), divided into Two Million (2,000,000) shares of Preferred Stock without par value and Two Billion One Hundred Sixty Million (2,160,000,000) shares of Common Stock of the par value of One Dollar ($1.00) each. The shares of any class of stock of the Corporation may be issued from time to time in such manner and for such lawful consideration as may from time to time be fixed by the Board of Directors and, in the case of shares of Preferred Stock, the Board of Directors shall have discretion to determine what portion of the consideration received for such shares to allocate to capital surplus.

     The designation, preferences and voting and other rights of and restrictions and limitations on the Preferred Stock and the Common Stock of the Corporation shall be as follows:











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
                                                  Exhibit 3

A.  PREFERRED STOCK :



     The Preferred stock may be issued from time to time by the Board of Directors in any amounts as Preferred Stock of one or more series, as hereinafter set forth, provided that no more than 2,000,000 shares of Preferred stock may at any one time be outstanding. Upon the creation of any such series, the designation, rights, preferences, limitations, description and terms thereof, and number of shares therein, shall, subject to the terms of this Article FOURTH, be set forth in an amendment of the Certificate of Incorporation of the Corporation which the Board of Directors is hereby expressly authorized to make in accordance with the laws of the State of New Jersey. In particular, and without limiting the general power to provide for such other rights, preferences and priorities (not inconsistent with the Corporation's Certificate of Incorporation) as may be permitted to be fixed under the laws of the State of New Jersey as in effect at the time of the creation of any such series, the Board of Directors of the Corporation is hereby expressly authorized to create and provide for the issuance of series of Preferred Stock:

     (a) entitling the holders thereof to cumulative, non-cumulative or partially cumulative dividends;

     (b) entitling the holders thereof to receive dividends payable on a parity with, or in preference to, the dividends payable on any other class or series of capital stock of the Corporation;

     (c) entitling the holders thereof to preferential rights upon the liquidation of, or upon any distribution of the assets of, the Corporation;

     (d) convertible, at the option of the holder or of the Corporation or both, into shares of any other class or classes of capital stock of the Corporation or of any series of the same or any other class or classes;

     (e) redeemable, the whole or in part, at the option of the Corporation, in cash, bonds or other property, at such price or prices, within such period or periods, and under such conditions as the Board of Directors shall so provide, including provision for the creation of a sinking fund for the redemption thereof; and

                                                  Exhibit 3

     (f) lacking voting rights or having limited voting rights or enjoying special or multiple voting rights.

The Board of Directors may change the designation, rights, preferences, limitations, description and terms of, and number of shares in, any series as to which no shares have theretofore been issued.


     B. COMMON STOCK :

     All shares of the Corporation's capital stock outstanding at the time that this Restated Certificate of Incorporation shall become effective shall thereupon be designated Common Stock of the Corporation. The holders of Common Stock of the Corporation shall be entitled to one vote per share of Common Stock on all matters which may be submitted to the holders of Common Stock of the Corporation.



     C. GENERAL :

     No holder of any stock of the Corporation of any class now or hereafter authorized shall have any right as such holder (other than such right, if any, as the Board of Directors in its discretion may determine) to purchase, subscribe for or otherwise acquire any shares of stock of the Corporation of any class now or hereafter authorized, or any part-paid receipts or allotment certificates in respect of any such shares, or any securities convertible into or exchangeable for any such shares, or any warrants or other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire any such shares, whether such shares, receipts, certificates, securities, warrants or other instruments be unissued or issued and thereafter acquired by the Corporation.

     Subject to the foregoing provisions of this Article FOURTH, the Board of Directors shall have the power in its discretion to declare and pay dividends upon the shares of stock of the Corporation of any class out of any assets of the Corporation lawfully available for the payment of dividends. Anything in this Certificate of Incorporation to the contrary notwithstanding, no holder of any share of stock of the Corporation of any class shall have any right to any dividend thereon unless such dividend shall have been declared by the Board of Directors as aforesaid.









                                                  Exhibit 3


     The Board of Directors shall have the power to provide for the issuance by any subsidiary company of (i) capital stock or bonds or other obligations convertible, at the option of the holder, such subsidiary company and/or the Corporation, into shares of any class or classes or of any series of any class or classes of capital stock of the Corporation, or (ii) any other right or option to acquire such shares, all upon such terms as may be fixed by the Board of Directors. As used herein, the term "subsidiary company" shall mean any corporation in which the Corporation holds, directly or indirectly, at least a majority of the outstanding voting stock.


     FIFTH : The number of Directors constituting the Board of Directors of the Corporation current at the time of this restatement of the Certificate of Incorporation is fifteen. The address of each Director is One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933, and their names are as follows:


James W. Black
                           Robert E. Campbell
                             Joan G. Cooney
                         Clifton C. Garvin, Jr.
                            Philip M. Hawley
                            John J. Heldrich
                            Clark H. Johnson
                              Ann D. Jordan
                             Ralph S. Larsen
                            Robert Q. Marston
                              John S. Mayo
                            Thomas S. Murphy
                              Paul J. Rizzo
                             Roger B. Smith
                            Robert N. Wilson


     Any directorship to be filled by reason of an increase in the number of Directors may be filled by election by a majority of the Directors then in office.















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
                                                  Exhibit 3


     SIXTH : The Board of Directors shall have power to make, alter, amend and repeal By-Laws of the Corporation, subject to the reserved power of the stockholders to alter or repeal By-Laws made by the Board.


     SEVENTH : Proposed amendments to the Certificate of Incorporation of the Corporation shall be adopted upon receiving the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote thereon and, in addition, if any class or series of shares is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each class vote.


     EIGHTH : The vote of stockholders of the Corporation required to approve Business Combinations (as hereinafter defined) shall be as set forth in this Article EIGHTH.

          A. In addition to any affirmative vote required by law or this Restated Certificate of Incorporation or the By-Laws of the Corporation, and except as otherwise expressly provided in Section B of this Article EIGHTH, a Business Combination shall require (i) the affirmative vote of not less than eighty percent (80%) of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock (as hereinafter defined), voting together as a single class and (ii) the affirmative vote of a majority of the combined votes entitled to be cast by Disinterested Stockholders (as hereinafter defined), voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by law or in any agreement with national securities exchange or otherwise.

          B. The provisions of Section A of this Article EIGHTH shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law or by any other provision of this Restated Certificate of Incorporation or the By-Laws of the Corporation, or any agreement with any national securities exchange, if all of the conditions specified in either of the following Paragraphs (1) or (2) are met:












- - 23     -

                                                  Exhibit 3




(1) The Business Combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined), whether such approval is made prior to or subsequent to the acquisition of beneficial ownership of the Voting Stock that caused the Interested Stockholder (as hereinafter defined) to become an Interested Stockholder.

(2) All of the following conditions shall have been met:

          (a) The aggregate amount of cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the highest amount determined under clauses (i), (ii) and
     (iii) below:

               (i) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) offered or paid by or on behalf of the Interested Stockholder of beneficial ownership of shares of Common Stock within the two-year period immediately prior to or on or after the first public announcement of the proposed Business Combination (the "Announcement Date") or within the two-year period immediately prior to the date on which the Interested Stockholder became an Interested Stockholder (the "Determination Date"), whichever is higher;

               (ii) the Fair Market Value per share of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher; and

               (iii) The Corporation's earnings per share of Common Stock for the four full consecutive fiscal quarters immediately preceding the Announcement Date, multiplied by the higher of the then price/earnings multiple (if any) of such Interested Stockholder or the highest price/earnings multiple of the Corporation within the two-year period immediately preceding the Announcement Date (such price/earnings multiples being determined as customarily computed and reported in the financial community);









- - 24 -

                                                  Exhibit 3


          (b) The aggregate amount of cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any class or series of outstanding Capital Stock (as hereinafter defined), other than Common Stock, shall be at least equal to the highest amount determined under clauses (i), (ii) and (iii) below:


               (i) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) offered or paid by or on behalf of the Interested Stockholder for any share of such class or series of Capital Stock in connection with the acquisition by the Interested Stockholder of beneficial ownership of shares of such class or series of Capital Stock within the two-year period immediately prior to or on or after the Announcement Date or within the two-year period immediately prior to the Determination Date, whichever is higher;

               (ii) the Fair Market Value per share of such class or series of Capital Stock on the Announcement Date or on the Determination Date, whichever is higher; and

               (iii) (if applicable) the highest preferential amount per share to which the holders of shares of such class or series of Capital Stock would be entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation regardless of whether the Business Combination to be consummated constitutes such an event.

          The provisions of this Sub-Paragraph (2)(b) shall be required to be met with respect to every class or series of outstanding Capital Stock, other than Common Stock, whether or not the Interested Stockholder has previously acquired beneficial ownership of any shares of a particular class or series of Capital Stock.















- - 25     -

                                                  Exhibit 3

          (c) The consideration to be received by holders of a particular class or series of outstanding Capital Stock shall be in cash or in the same form as previously had been paid by or on behalf of the Interested Stockholder in connection with its direct or indirect acquisition of beneficial ownership of shares of such class or series of Capital Stock. If the consideration so paid for shares of any class or series of Capital Stock varied as to form, the form of consideration for such class or series of Capital Stock shall be either cash or the form used to acquire beneficial ownership of the largest number of shares of such class or series of Capital Stock previously acquired by the Interested Stockholder.

          (d) After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination:

               (i) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any dividends (whether or not cumulative) payable in accordance with the terms of any outstanding Capital
          Stock;

               (ii) there shall have been no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any stock split, stock dividend or subdivision of the Common Stock), except as approved by a majority of the Continuing Directors;

               (iii) there shall have been an increase in the annual rate of dividends paid on the Common Stock as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction that has the effect of reducing the number of shares of Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and


















- - 26 -

                                                  Exhibit 3


               (iv) such Interested Stockholder shall not have become the beneficial owner of any additional shares of Capital Stock except as part of the transaction that results in such Interested Stockholder becoming an Interested Stockholder and except in a transaction that, after giving effect thereto, would not result in any increase in the Interested Stockholder's percentage of beneficial ownership of any class or series of Capital Stock.

          (e) After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

          (f) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (the "Act") (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to all stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions). The proxy or information statement shall contain on the first page thereof, in a prominent place, any statement as to the advisability (or inadvisability) of the Business Combination that the Continuing Directors, or any of them, may choose to make and, if deemed advisable by a majority of the Continuing Directors, the opinion of an investment banking firm selected by a majority of the Continuing Directors as to the fairness (or not) of the terms of the Business Combination from a financial point of view to the holders of the outstanding shares of Capital Stock other than any Interested Stockholder and any Affiliate or Associate (as hereinafter defined), of any















- - 27     -

                                                  Exhibit 3



     Interested Stockholder, such investment banking firm to be paid a reasonable fee for its services by the Corporation.

          (g) Such Interested Stockholder shall not have made any major change in the Corporation's business or equity capital structure without the approval of a majority of the Continuing Directors.

C.  For the purposes of this Article EIGHTH:

     (1) The term "Business Combination" shall mean:

          (a) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (i) any Interested Stockholder or (ii) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate or Associate of an Interested Stockholder; or

          (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) with any Interested Stockholder or any Affiliate or Associate of any Interested stockholder involving any assets or securities of the Corporation, any Subsidiary or any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder having an aggregate Fair Market Value of 5% of the total assets of the Corporation and its Subsidiaries as reflected on the consolidated balance sheet of the Corporation and its Subsidiaries as of the end of the Corporation's most recent fiscal year; provided that the sale or other dispositions of securities of the Corporation to anyone other than an Interested Stockholder or any Affiliate or Associate of an Interested Stockholder shall not be deemed in itself to be a Business Combination; or

          (c) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or














- - 28     -

                                                  Exhibit 3


          (d) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its subsidiaries or any other transaction (whether or not with or otherwise involving an Interested Stockholder) that has the effect, directly or indirectly, of increasing the proportionate share of any class or series of Capital Stock, or any securities convertible into Capital Stock or into equity securities of any Subsidiary, that is beneficially owned by any Interested stockholder or any Affiliate or Associate of any Interested Stockholder; or

          (e) any agreement, contract or other arrangement providing for any one or more of the actions specified in the foregoing clauses (a) to (d).

     (2) The term "Capital Stock" shall mean all capital stock of the Corporation authorized to be issued from time to time under Article FOURTH of this Restated Certificate of Incorporation, and the term "Voting Stock" shall mean all Capital Stock which by its terms may be voted on all matters submitted to stockholders of the Corporation generally.

     (3) The term "person" shall mean any individual, firm, corporation or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Capital Stock.

     (4) The term "Interested Stockholder" shall mean any person (other than the Corporation or any Subsidiary and other than any pension, retirement, profit-sharing employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who (a) acquires and beneficially owns Voting Stock representing ten percent (10%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock; or (b) is an Affiliate or Associate of the Corporation and at any time within the two-year period immediately prior to the date in question acquired and

                                                  Exhibit 3


beneficially owned Voting Stock representing ten percent (10%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock.

     (5) A person shall be a "beneficial owner" of any Capital Stock (a) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; (b) which such person or any of its Affiliates or Associates has, directly or indirectly,
(i) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding; or (c) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Capital Stock. For the purposes of determining whether a person is an Interested Stockholder pursuant to Paragraph (4) of this Section C, the number of shares of Capital Stock deemed to be outstanding shall include shares deemed beneficially owned by such person through application of Paragraph (5) of this Section C, but shall not include any other shares of Capital Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

     (6) The terms "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Act as in effect on January 31, 1985 (the term "registrant" in said Rule 12b-2 meaning in this case the Corporation).

     (7) The term "Disinterested Stockholder" shall mean any stockholder of the Corporation (other than the Corporation or a Subsidiary) who is not an Interested Stockholder or any Affiliate or an Associate of an Interested Stockholder.

     (8) The term "Subsidiary" shall mean any corporation of which a majority of any class of equity security is beneficially owned by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in Paragraph (4) of this Section C,












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
                                                  Exhibit 3


the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is beneficially owned by the Corporation.

     (9) The term "Continuing Director" shall mean any member of the Board of Directors of the Corporation (the "Board") who is not an Affiliate or Associate or representative of an Interested Stockholder in question in connection with a particular Business Combination and either: (a) was a member of the Board prior to the time that such Interested Stockholder became an Interested Stockholder; or (b) is or was recommended or elected to fill a vacancy on the Board, however caused, by a majority of the Continuing Directors.

     (10) The term "Fair Market Value" shall mean (a) in the case of cash, the amount of such cash; (b) in the case of stock, the highest closing sale price during the 30-day period ending on the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period ending on the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any similar system then in use, or if no such quotations are available, the Fair Market Value on the date in question of a share of such stock as determined by a majority of the Disinterested Directors in good faith; and (c) in the case of property other than cash or stock, the Fair Market Value of such property on the date in question as determined in good faith by a majority of the Disinterested Directors.

     (11) In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in Sub-paragraphs (2)(a) and (2)(b) of Section B of this Article EIGHTH shall include the shares of Common Stock and/or the shares of any other class or series of Capital Stock retained by the holders of such shares.

                                                  Exhibit 3


     D. The Board of Directors shall have the power and duty to determine for the purposes of this Article EIGHTH, on the basis of information known to them after reasonable inquiry, (a) whether a person is an Interested Stockholder, (b) the number of shares of Capital Stock or other securities beneficially owned by any person,
(c) whether a person is an Affiliate or Associate of another, and
(d) whether the assets that are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of more than 5% of the total assets of the Corporation and its Subsidiaries as reflected on the consolidated balance sheet of the Corporation and its Subsidiaries as of the end of the Corporation's most recent fiscal year. Any such determination made in good faith shall be binding and conclusive on all parties.

     E. Nothing contained in this Article EIGHTH shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

     F. The fact that any Business Combination complies with the provisions of Section B of this Article EIGHTH shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board, or any member thereof, to approve such Business Combination or recommend its adoption or approval to the stockholders of the Corporation, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Business Combination.

     G. Notwithstanding any other provisions of this Restated Certificate of Incorporate or the By-Laws of the Corporation (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Restated Certificate of Incorporation or the By-Laws of the Corporation), the affirmative vote of the holders of not less than eighty percent (80%) of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock, voting together as a single class, and the affirmative vote of a majority of the combined votes entitled to be cast by Disinterested Stockholders voting together as a single class shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article

                                                  Exhibit 3


     EIGHTH : provided, however, that this Section G shall not apply to, and such eighty percent (80%) vote shall not be required for, any amendment, repeal or adoption unanimously recommended by the Board if all of such directors are persons who would be eligible to serve as Continuing Directors within the meaning of Paragraph (8) of Section C of this Article EIGHTH.

     NINTH : To the full extent that the laws of the State of New Jersey, as they exist on the date hereof or as they may hereafter be amended, permit the limitation or elimination of the liability of Directors or officers, no Director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for damages for breach of any duty owed to the Corporation or its stockholders. Neither the amendment or repeal of this Article nor the adoption of any provision of this Restated Certificate of Incorporation which is inconsistent with this Article shall apply to or have any effect on the liability or alleged liability of any Director or officer of the Corporation for or with respect to any act or omission of such Director or officer occurring prior to such amendment, repeal or adoption.

     TENTH : The Board of Directors of the Corporation shall consist of not less than nine nor more than eighteen members, the actual number to be determined by the Board of Directors from time to time. No Director of the Corporation may be removed by a vote of the stockholders, except for cause.

     IN WITNESS WHEREOF, Johnson & Johnson has caused this Restated Certificate of Incorporation to be duly executed this 26th day of April, 1990.



                                        JOHNSON & JOHNSON
[Corporate Seal]
                                        by Ralph S. Larsen
                                        President


Attest:

J. Taylor Woodward III
Secretary



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